Exhibit 99.1

Media Release

FOR IMMEDIATE RELEASE	Contacts:	Janice McDill, 312.698.6707
Janice.mcdill@grubb-ellis.com
Grubb & Ellis Company Announces Pricing of
10-Million-Share Follow-On Offering of Common Stock
CHICAGO (June 29, 2006) – Grubb & Ellis Company (NYSE: GBE), one of the leading providers of integrated real estate services, announced today that the Company and its majority-controlling stockholder have agreed to sell an aggregate of 10 million shares of its common stock, 5 million shares each, pursuant to an effective registration statement at a public offering price of $9.50 per share. The Company has also granted the underwriters a 30-day option to purchase up to an additional 1.5 million shares of common stock to cover over-allotments. The Company intends to use the net proceeds from its sale of its common stock for working capital and other general corporate purposes, including potential acquisitions and the hiring of employees. Shares of Grubb & Ellis Company common stock will trade on the New York Stock Exchange under the symbol GBE. The transaction is expected to close on July 6, 2006.
     Deutsche Bank Securities Inc. is the sole book-running manager of the offering, JPMorgan is co-lead manager of the offering and William Blair & Company is co-manager of the offering.
     This communication shall not constitute an offer to sell or a solicitation of an offer to buy nor shall there be any sale of these securities in any state or other jurisdiction in which this offer, solicitation or sale would be unlawful under the securities laws of such state or other jurisdiction. A copy of the prospectus relating to the securities may be obtained from Deutsche Bank Securities Inc. – Prospectus Department, 1251 Avenue of the Americas, 29th Floor, New York, New York 10017, prospectusrequest@list.db.com.
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Grubb & Ellis Company
500 West Monroe Street     Suite 2800     Chicago, IL 60661     312.698.6700

2 -2 -2
6/29/06
Grubb & Ellis Company Announces Pricing of 10-Million-Share Follow-On Offering
of Common Stock
Forward-looking Statement
Statements included in this release may constitute forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results and performance in future periods to be materially different from any future results or performance suggested by these statements. Such factors which could adversely affect the Company’s ability to obtain these results include, among other things: (i) the volume of sales and leasing techniques and prices for real estate in the real estate markets generally; (ii) a general or regional economic downturn that could create a recession in the real estate markets; (iii) the Company’s debt level and its ability to make interest and principal payments; (iv) an increase in expenses related to new initiatives, investments in people, technology and service improvements; (v) the success of new initiatives and investments; and (vi) other factors described in the Company’s quarterly reports on Form 10-Q for the three month periods ended September 30, 2005, December 31, 2005, and March 31, 2006 and in the Company’s Registration Statement on Form S-1, as amended, registration number 333-133659.
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